UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

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Item 9. Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on July 9, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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July 9, 2004
FOR IMMEDIATE RELEASE

Caterpillar Logistics Services and Phoenix Venture Holdings Agree to Sale of MG Rover’s Parts Business

Caterpillar Inc. subsidiary to acquire ownership of marketing, sales and distribution of MG Rover parts and accessories worldwide.

Desford, UK and Longbridge, UK – Caterpillar Logistics Services (UK) Limited ("Cat Logistics"), a wholly owned subsidiary of Caterpillar Inc. (NYSE: CAT), and Phoenix Venture Holdings Limited ("PVH") are pleased to announce that they have reached an agreement for Cat Logistics to acquire the parts business of U.K. auto manufacturer, MG Rover, a wholly owned subsidiary of PVH. The value of the transaction is in excess of £100 million, with an ongoing profit sharing agreement.

Cat Logistics will acquire MG Rover’s parts business, which includes the sourcing, marketing, distribution and sale of automotive service parts and accessories to MG Rover dealers, distributors, importers and other related customers worldwide. Since 2001, Cat Logistics has managed these activities on behalf of MG Rover from its base in Desford, Leicestershire, UK. Cat Logistics currently supports an existing MG Rover vehicle population of more than 2.5 million.

In accordance with the terms of the acquisition agreement, PVH has an option to buy back MG Rover’s parts business in four to five years.

"The acquisition of MG Rover’s parts business represents an attractive investment, while Cat Logistics is allowed to develop the best-in-class services it provides to the many MG Rover dealers, distributors, and importers worldwide," said Mary Bell, Chairman & President of Caterpillar Logistics, "We have long valued our relationship with the MG Rover Group and Phoenix Venture Holdings, and our organization in Desford has considerable expertise in the purchasing, marketing and distribution of MG Rover aftermarket parts."

Peter Beale, Deputy Chairman of Phoenix Venture Holdings said, "This deal provides valuable resources which will be invested in our core business, the MG Rover Group ahead of the strategic relationship with Shanghai Automotive taking effect. With experience and capability built up over many years Cat Logistics is extremely well placed to continue to provide best in class service to MG Rover dealers, distributors and importers worldwide."

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Completion of this agreement is subject to regulatory approval. Current operations at the Cat Logistics Desford, UK MG Rover parts distribution facility will continue, with all 390 employees remaining with Cat Logistics, and all current employees of MG Rover’s parts business provided with the opportunity to transition to Cat Logistics.

About Caterpillar Logistics Services, Inc.
In addition to their over 15 year relationship with Rover, Caterpillar Logistics Services, Inc. provides world-class supply chain solutions and services to its parent company, Caterpillar Inc., and more than 50 other leading corporations throughout the world. Headquartered in Morton, Illinois, Caterpillar Logistics operates more than 100 offices and facilities in 25 countries on six continents. Caterpillar Logistics provides its full service capabilities to companies in market sectors, which include automotive service parts, industrial service parts, consumer durables, technology and electronics, manufacturing logistics, and aerospace service parts.

More information is available at www.catlogistics.com.

About Caterpillar Inc.
For more than 75 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change in every continent. With 2003 sales and revenues of $22.76 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.

More information is available at www.cat.com.

About Phoenix Venture Holdings Limited
Phoenix Venture Holdings Limited is a privately held British company with over 6,000 employees. Its wholly owned subsidiaries include MG Rover Group, Powertrain Limited and MG Sport & Racing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 12, 2004	By:	/s/James B. Buda
James B. Buda, Vice President

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